Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 30, 2017

To

INDENTURE

Dated as of November 22, 2017

Among

FIVE POINT OPERATING COMPANY, LP,

FIVE POINT CAPITAL CORP.,

THE GUARANTORS PARTY HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

7.875% SENIOR NOTES DUE 2025

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 30, 2017, among Five Point Operating Company, LP, a Delaware limited partnership (the “Issuer”), Five Point Capital Corp., a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), the guarantors party hereto (the “Guarantors”) and Wells Fargo Bank, National Association, as the trustee (“Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuers, the Guarantors and the Trustee have executed and delivered an Indenture, dated as of November 22, 2017 (the “Indenture”), providing for the initial issuance by the Issuers of $450,000,000 aggregate principal amount of 7.875% Senior Notes due 2025 (the “Initial Notes”);

WHEREAS, Section 9.01(a)(6) of the Indenture provides that the Issuers, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes (or any Note Guarantee) (and any other documents related thereto) without the consent of any Holder in order to provide for the issuance of additional Notes and related Guarantees in accordance with the limitations set forth in the Indenture, including Section 4.10;

WHEREAS, the Issuers desire to issue $50,000,000 aggregate principal amount of Additional Notes (such Additional Notes, the “Additional Notes”);

WHEREAS, the Issuers and the Guarantors desire to enter into this Supplemental Indenture in order to provide for the issuance of the Additional Notes in accordance with the limitations set forth in the Indenture;

WHEREAS, the Issuers and each of the Guarantors have duly authorized the execution and delivery of this Supplemental Indenture;

WHEREAS, the Issuers have requested and hereby direct that the Trustee join with the Issuers and the Guarantors in the execution of this Supplemental Indenture; and

WHEREAS, all things necessary have been done to make the Additional Notes provided for herein, when executed by the Issuers and authenticated and delivered by the Trustee and issued upon the terms and subject to the conditions set forth herein and in the Indenture set forth against payment therefor, the valid and binding obligations of the Issuers (and the related Guarantees the valid and binding obligations of the Guarantors) and to make this Supplemental Indenture a valid and binding agreement of the Issuers and the Guarantors.

NOW, THEREFORE, the Issuers, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Additional Notes.

ARTICLE I

DEFINITIONS

Section 1.01 Definition of Terms. All capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. The rules of interpretation set forth in the Indenture shall be applied here as if set forth in full herein.

ARTICLE II

ADDITIONAL NOTES

Section 2.01 Terms of the Additional Notes. The Issuers hereby authorize $50,000,000 aggregate principal amount of Additional Notes. Such Additional Notes shall be consolidated with and form a single class with the Initial Notes and shall have substantially identical terms, including as to status, waivers, amendments, offers to repurchase and redemption as the Initial Notes, but have a different issue price and issue date than the Initial Notes. The Additional Notes will have the same CUSIP numbers as the Initial Notes. As a result of the Additional Notes issuance, the aggregate principal amount outstanding of the 7.875% Senior Notes due 2025 will be $500,000,000.

Section 2.02 Note Guarantees. Subject to Article 10 (including Section 10.06(a)) of the Indenture, each Guarantor hereby, jointly and severally, irrevocably and unconditionally Guarantees, on a senior unsecured basis, to each Holder of the Additional Notes authenticated and delivered by the Trustee and to the Trustee and Agents and their respective successors and assigns the obligations of the Issuers under the Indenture and the Additional Notes as and to the extent provided for in Article 10 of the Indenture.

Section 2.03 Issuance of the Additional Notes. The Global Notes representing the Additional Notes shall, upon execution of this Supplemental Indenture, be executed by the Issuers and delivered to the Trustee for authentication, and the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver such Global Notes as provided in such Authentication Order.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.01 Effect of Supplemental Indenture. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture.

Section 3.02 Concerning the Trustee. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture. The Trustee makes no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, the Additional Notes, the Guarantees of the Additional Notes, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and the Guarantors. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein. The Trustee shall not be accountable for the use or application by the Issuer of the Additional Notes or the proceeds thereof.

Section 3.03 GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.04 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.05 Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or .PDF shall be deemed to be their original signatures for all purposes.

Section 3.06 Headings, etc. Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

Five Point Operating Company, LP

By:	/s/ Erik Higgins
Name: Erik Higgins
Title: Vice President

Five Point Capital Corp.

By:	/s/ Erik Higgins
Name: Erik Higgins
Title: Chief Financial Officer

The Shipyard Communities, LLC

By:	/s/ Erik Higgins
Name: Erik Higgins
Title: Vice President

Five Point Land, LLC

By:	/s/ Erik Higgins
Name: Erik Higgins
Title: Vice President

Five Point Communities Management, Inc.

By:	/s/ Erik Higgins
Name: Erik Higgins
Title: Vice President

[Signature page to First Supplemental Indenture]

Five Point Communities, LP

By:	/s/ Erik Higgins
Name: Erik Higgins
Title: Vice President

Five Point Heritage Fields, LLC

By:	/s/ Erik Higgins
Name: Erik Higgins
Title: Vice President

[Signature page to First Supplemental Indenture]

Wells Fargo Bank, National Association, as Trustee

By:	/s/ Maddy Hughes
Name: Maddy Hughes
Title: Vice President

[Signature page to First Supplemental Indenture]